Exhibit 2.2

VOTING AND SUPPORT AGREEMENT

     This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 5, 2004 among Morgan Stanley, a Delaware corporation (“Parent”), Morgan Stanley Risk Holdings, Inc., a Delaware corporation (“Merger Subsidiary”), and each of Dr. Andrew Rudd and Mr. Kamal Duggirala (each of Messrs. Rudd and Duggirala, a “Stockholder”).

     WHEREAS, in order to induce Parent and Merger Subsidiary to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Barra, Inc., a Delaware corporation (the “Company”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $.0001 per share, of the Company that such Stockholder beneficially owns (with respect to each Stockholder, the “Shares”).

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Grant of Proxy; Voting Agreement

     Section 1.01. Voting Agreement. Each Stockholder hereby agrees to vote the number of Shares set forth underneath such Stockholder’s name on the signature pages hereto and any other Shares that Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     Section 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this

Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
Representations and Warranties of Stockholders

     Each Stockholder severally represents and warrants to Parent that:

     Section 2.01. Authorization. Such Stockholder has duly executed and delivered this Agreement and the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers and legal capacity of Stockholder and have been duly authorized by all necessary action. If the Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

     Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Lien on any asset of Stockholder.

     Section 2.03. Ownership of Shares. Stockholder is the record and beneficial owner of that number of Shares set forth underneath such Stockholder’s name on the signature pages hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares set forth underneath such Stockholder’s name on the signature pages hereto is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     Section 2.04. Total Shares. Except for the Shares set forth underneath such Stockholder’s name on the signature pages hereto and except as set forth on Schedule 2.04 hereto, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
Representations and Warranties of Parent

     Parent represents and warrants to each Stockholder:

     Section 3.01. Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
Covenants of Stockholder

     Each Stockholder hereby severally covenants and agrees that:

     Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement, except that each Stockholder may assign or transfer up to 50,000 Shares to any charitable organization or estate planning vehicle during the term of this Agreement, provided that any assignee or transferee of such Shares shall agree to be bound by the terms of this Agreement, including without limitation, Section 1.02 hereof or to terms similar but no less restrictive than the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit Stockholder from directly or indirectly selling any Shares in order to exercise options to acquire capital stock or voting securities of the Company pursuant to a “cashless” stock option exercise program during the period specified in Section 2.05(a) of the Merger Agreement; provided that, at the time of any such sale, no Acquisition Proposal shall have been publicly announced and not withdrawn.

     Section 4.02. Other Offers. Stockholder shall not directly or indirectly take any action that is prohibited under Section 6.04 of the Merger Agreement with respect to actions to be taken by any officer, director or employee of the Company, whether or not such Stockholder remains an officer, director or employee, as applicable, of the Company. Stockholder will promptly notify

Parent after receipt by such Stockholder of an Acquisition Proposal or any notification to such Stockholder that any Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified such Stockholder that it is, or to the knowledge of the Stockholder is, considering making an Acquisition Proposal. Stockholder shall provide such notice in writing in accordance with Section 11.01 of the Merger Agreement and shall identify the Third Party making any such Acquisition Proposal, notification or request, and the material terms and conditions of any such Acquisition Proposal or notification. Stockholder shall keep Parent fully informed, on a prompt basis, of any material change in the status or details of any such Acquisition Proposal or notification.

     Section 4.03. Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5
Miscellaneous

     Section 5.01. Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement.

     Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 5.04. Successors and Assigns; Obligations of Stockholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. The obligations of each Stockholder under this Agreement shall be several and not joint.

     Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

     Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent and Merger Subsidiary, on the one hand, and a Stockholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

     Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 5.08. Specific Performance. The parties hereto agree that Parent and Merger Subsidiary would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

     Section 5.10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Merger Subsidiary, to the appropriate address for notice thereto set forth in the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth underneath such Stockholder’s name on the signature pages hereto.

     Section 5.11. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company. This Section 5.11 shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MORGAN STANLEY

By:	/s/ Henry Fernandez

Name: Henry Fernandez
Title: Managing Director

MORGAN STANLEY RISK HOLDINGS, INC.

By:	/s/ Henry Fernandez

Name: Henry Fernandez
Title: Managing Director

/s/ Andrew Rudd
DR. ANDREW RUDD

Number of Shares Owned: 3,190,968
Address:	35 Valley View Road
Orinda, CA 94563

Acknowledged and Agreed:

/s/ Virginia Anne Rudd
VIRGINIA ANNE RUDD

Address:	35 Valley View Road
Orinda, CA 94563

/s/ Kamal Duggirala
MR. KAMAL DUGGIRALA

Number of Shares Owned: 690,425
Address:	400 Kentucky Avenue
Berkeley, California 94707